PBF Energy Reports Fourth Quarter and Full Year 2023 Results, Declares Dividend of $0.25 per Share and Announces Increased Share Repurchase Authorization

•Fourth quarter loss from operations of $47.2 million (excluding special items, fourth quarter loss from operations of $46.1 million)
•Full year income from operations of $2,951.5 million (excluding special items, full year income from operations of $2,017.6 million)
•Year-ending consolidated cash balance of approximately $1.8 billion
•Returned more than $180 million to stockholders through dividends and share buybacks in the fourth quarter and approximately $640 million in the year
•Increased total outstanding share repurchase authorization to over $1 billion with new $750 million approval
PARSIPPANY, NJ - February 15, 2024 - PBF Energy Inc. (NYSE:PBF) today reported fourth quarter 2023 loss from operations of $47.2 million as compared to income from operations of $955.6 million for the fourth quarter of 2022. Excluding special items, fourth quarter 2023 loss from operations was $46.1 million as compared to income from operations of $873.0 million for the fourth quarter of 2022.
The company reported fourth quarter 2023 net loss of $48.4 million and net loss attributable to PBF Energy Inc. of $48.4 million or $(0.40) per share. This compares to net income of $656.1 million, and net income attributable to PBF Energy Inc. of $637.8 million or $4.86 per share for the fourth quarter of 2022. Special items in the fourth quarter 2023 results, which increased our results by a net, after-tax benefit of $0.7 million, or $0.01 per share, primarily consisted of net changes in the fair value of contingent consideration associated with the acquisition of the Martinez refinery and related logistics assets, and a benefit related to a change in the Tax Receivable Agreement liability, offset by a decrease to our gain on formation of Saint Bernard Renewables (“SBR”) equity method investment and our share of the SBR lower-of-cost-or-market ("LCM") inventory adjustment. Adjusted fully-converted net loss for the fourth quarter 2023, excluding special items, was $49.4 million, or $(0.41) per share on a fully-exchanged, fully-diluted basis, as described below, compared to adjusted fully-converted net income of $582.9 million or $4.41 per share, for the fourth quarter 2022.
PBF's President and Chief Executive Officer Matthew Lucey said, “In 2023, we completed the transformation of PBF Energy's balance sheet. Our financial discipline has put PBF on the strongest financial footing in our history as a public company. Our operations delivered our second-best financial year.” Mr. Lucey continued, “In addition to enhancing equity value by further reducing debt by approximately $700 million, we demonstrated our commitment to shareholder returns by returning approximately $640 million through dividends and share buybacks in 2023. We are pleased to announce a $750 million increase to our buyback authorization, resulting in more than $1 billion in current capacity. We remain focused on delivering value to our shareholders.”

Mr. Lucey concluded, “Looking ahead, we continue to invest in and optimize our assets. We are committed to safe, responsible and reliable operations, and we are focused on effectively capturing markets to deliver strong financial results. Global refining markets remain structurally tight, and new refinery additions will be needed to offset growing global demand as well as shutdowns and conversions of existing refineries. In this environment, PBF's complex, predominantly coastal refining system, is well-positioned to thrive.”
Income from operations was $2,951.5 million for the year ended December 31, 2023 as compared to income from operations of $4,153.2 million for the year ended December 31, 2022. Excluding special items, income from operations was $2,017.6 million for the year ended December 31, 2023 as compared to income from operations of $4,201.5 million for the year ended December 31, 2022. Adjusted fully-converted net income for the year ended December 31, 2023, excluding special items, was $1,477.3 million, or $11.32 per share on a fully-exchanged, fully-diluted basis, as compared to an adjusted fully-converted net income, excluding special items, of $2,963.5 million, or $23.36 per share, for the year ended December 31, 2022.
PBF Energy Inc. Declares Dividend

The company announced today that it will pay a quarterly dividend of $0.25 per share of Class A Common Stock on March 14, 2024, to shareholders of record at the close of business on February 29, 2024.
Renewable Diesel

SBR averaged approximately 12,000 barrels per day of renewable diesel production in the fourth quarter. Production in the fourth quarter was impacted primarily by a renewable diesel unit catalyst change performed during the quarter.
Strategic Update and Outlook

PBF's operational and financial performance in 2023 allowed the company to cement the work to establish a firm foundation upon which we can build a sustainable and diversified future. At year-end, we had approximately $1.8 billion of cash. Our unsecured debt is now below pre-pandemic levels and PBF was in a net cash position at year-end 2023. We paid over $105 million in dividends in 2023 including the 25% dividend increase announced in November 2023. We continued to execute on our share repurchase program, finishing the year with over $530 million in share repurchases, including approximately $150 million repurchased during the fourth quarter. PBF's Board of Directors authorized a $750 million increase to the existing share repurchase authorization which allows for more than $1 billion of additional repurchases from today. We believe these measures have generated significant value for our investors in the near-term and, more importantly, demonstrate our commitment to fiscal discipline, long-term value creation and shareholder returns.

In 2024, PBF is committed to conducting extensive maintenance and multiple turnarounds across our refining system. Our goal is to sustain safe, reliable and environmentally responsible operations to supply the markets with our vital products. Our current turnaround schedule for the first half of 2024 is as follows, subject to change:

•East Coast - Delaware City FCC (Q1)
•Mid-Continent -     Hydrocracker, Crude and UDEX (Q1)
•West Coast - Martinez Hydrocracker (Q2)

Timing and throughput ranges provided reflect current expectations and are subject to change based on market conditions and other factors. PBF's total refining system throughput for full-year 2024 is expected to be approximately 895,000 to 955,000 barrels per day. First quarter throughput expectations are included in the table below.

Expected throughput ranges (barrels per day)
	First Quarter 2024
	Low	High
East Coast	270,000	290,000
Mid-continent	100,000	110,000
Gulf Coast	170,000	180,000
West Coast	290,000	310,000
Total	830,000	890,000
Guidance provided constitutes forward-looking information and is based on current PBF Energy operating plans, company assumptions and company configuration. All figures and timelines are subject to change based on a variety of factors, including market and macroeconomic factors, as well as company strategic decision-making and overall company performance.
Adjusted Fully-Converted Results
Adjusted fully-converted results assume the exchange of all PBF Energy Company LLC Series A Units and dilutive securities into shares of PBF Energy Inc. Class A common stock on a one-for-one basis, resulting in the elimination of the noncontrolling interest and a corresponding adjustment to the company's tax provision.
Non-GAAP Measures
This earnings release, and the discussion during the management conference call, may include references to Non-GAAP (Generally Accepted Accounting Principles) measures including Adjusted Fully-Converted Net Income (Loss), Adjusted Fully-Converted Net Income (Loss) excluding special items, Adjusted Fully-Converted Net Income (Loss) per fully-exchanged, fully-diluted share, Income (Loss) from operations excluding special items, gross refining margin, gross refining margin excluding special items, gross refining margin per barrel of throughput, EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization), EBITDA excluding special items, Adjusted EBITDA, net debt, net debt to capitalization ratio and net debt to capitalization ratio excluding special items. PBF believes that Non-GAAP financial measures provide useful information about its operating performance and financial results. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives for, or superior to, comparable GAAP financial measures. PBF's Non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the Non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.
Conference Call Information
PBF Energy's senior management will host a conference call and webcast regarding quarterly results and other business matters on Thursday, February 15, 2024, at 8:30 a.m. ET. The call is being webcast and can be accessed at PBF Energy's website, http://www.pbfenergy.com. The call can also be accessed by dialing (877) 869-3847 or (201) 689-8261. The audio replay will be available approximately two hours after the end of the call and will be available through the company’s website.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s expectations with respect to its strategic update and outlook, including its planned maintenance schedule and throughput ranges, and its future earnings and operations. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the Company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company's filings with the SEC, our ability to operate safely, reliably, sustainably and in an environmentally responsible manner; our ability to successfully diversify our operations; our ability to make acquisitions or investments, including in renewable diesel production, and to realize the benefits from such acquisitions or investments; our ability to successfully integrate and manage the operations of our 50-50 equity method investment in SBR; our expectations with respect to our capital spending and turnaround projects; risks associated with our obligation to buy Renewable Identification Numbers and related market risks related to the price volatility thereof; the possibility that we might reduce or not pay further dividends in the future; certain developments in the global oil markets and their impact on the global macroeconomic conditions; geopolitical developments, including as a result of Russia's military action in Ukraine, the outbreak of armed hostilities in the middle east and disruptions in international shipping; risks relating to the securities markets generally; the impact of changes in inflation, interest rates and capital costs; and the impact of market conditions, unanticipated developments, regulatory approvals, changes in laws and other events that negatively impact the Company. All forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.
About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

###
Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues	$9,138.7	$10,846.3	$38,324.8	$46,830.3

Cost and expenses:
Cost of products and other	8,247.7	9,045.1	32,671.3	39,049.1
Operating expenses (excluding depreciation and amortization expense as reflected below)	671.2	695.0	2,694.9	2,599.0
Depreciation and amortization expense	135.8	137.1	560.0	503.6
Cost of sales	9,054.7	9,877.2	35,926.2	42,151.7
General and administrative expenses (excluding depreciation and amortization expense as reflected below)	105.4	93.8	362.5	468.7
Depreciation and amortization expense	3.5	1.7	11.5	7.5
Change in fair value of contingent consideration, net	(78.2)	(82.6)	(45.8)	48.3
Equity loss in investee	59.9	—	45.3	—
Loss (gain) on formation of SBR equity method investment	40.6	—	(925.1)	—
Loss (gain) on sale of assets	—	0.6	(1.3)	0.9
Total cost and expenses	9,185.9	9,890.7	35,373.3	42,677.1
Income (loss) from operations	(47.2)	955.6	2,951.5	4,153.2
Other income (expense):
Interest expense, net	(8.6)	(29.4)	(63.8)	(246.0)
Change in Tax Receivable Agreement liability	2.0	(2.1)	2.0	(290.3)
Change in fair value of catalyst obligations	—	(1.7)	1.1	(2.0)
Loss on extinguishment of debt	—	—	(5.7)	(66.1)
Other non-service components of net periodic benefit cost	0.2	2.2	0.7	8.8
Income (loss) before income taxes	(53.6)	924.6	2,885.8	3,557.6
Income tax (benefit) expense	(5.2)	268.5	723.8	584.8
Net income (loss)	(48.4)	656.1	2,162.0	2,972.8
Less: net income attributable to noncontrolling interests	—	18.3	21.5	96.0
Net income (loss) attributable to PBF Energy Inc. stockholders	$(48.4)	$637.8	$2,140.5	$2,876.8

Net income (loss) available to Class A common stock per share:
Basic	$(0.40)	$5.04	$17.13	$23.47
Diluted	$(0.40)	$4.86	$16.52	$22.84
Weighted-average shares outstanding-basic	120,999,329	126,450,787	124,953,858	122,598,076
Weighted-average shares outstanding-diluted	121,866,353	132,099,338	130,509,448	126,860,106

Dividends per common share	$0.25	$0.20	$0.85	$0.20

Adjusted fully-converted net income (loss) and adjusted fully-converted net income (loss) per fully exchanged, fully diluted shares outstanding (Note 1):
Adjusted fully-converted net income (loss)	$(48.7)	$642.6	$2,155.7	$2,897.5
Adjusted fully-converted net income (loss) per fully exchanged, fully diluted share	$(0.40)	$4.86	$16.52	$22.84
Adjusted fully-converted shares outstanding - diluted (Note 6)	121,866,353	132,099,338	130,509,448	126,860,106

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Note 7)
(Unaudited, in millions, except share and per share data)

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED FULLY-CONVERTED NET INCOME (LOSS) AND ADJUSTED FULLY-CONVERTED NET INCOME (LOSS) EXCLUDING SPECIAL ITEMS (Note 1)	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income (loss) attributable to PBF Energy Inc. stockholders	$(48.4)	$637.8	$2,140.5	$2,876.8
Less: Income allocated to participating securities	—	—	—	—
Income (loss) available to PBF Energy Inc. stockholders - basic	(48.4)	637.8	2,140.5	2,876.8
Add: Net income (loss) attributable to noncontrolling interest (Note 2)	(0.5)	6.5	20.5	27.9
Less: Income tax benefit (expense) (Note 3)	0.2	(1.7)	(5.3)	(7.2)
Adjusted fully-converted net income (loss)	$(48.7)	$642.6	$2,155.7	$2,897.5
Special Items (Note 4):
Add: LCM inventory adjustment - SBR	38.7	—	38.7	—
Add: Change in fair value of contingent consideration, net	(78.2)	(82.6)	(45.8)	48.3
Add: Gain on land sales	—	—	(1.7)	—
Add: Loss on extinguishment of debt and termination of Inventory Intermediation Agreement	—	—	19.2	66.1
Add: Change in Tax Receivable Agreement liability	(2.0)	2.1	(2.0)	290.3
Add: Loss (gain) on formation of SBR equity method investment	40.6	—	(925.1)	—
Add: Net tax benefit on remeasurement of deferred tax assets	—	—	—	(233.8)
Less: Recomputed income tax on special items (Note 3)	0.2	20.8	238.3	(104.9)
Adjusted fully-converted net income (loss) excluding special items	$(49.4)	$582.9	$1,477.3	$2,963.5

Weighted-average shares outstanding of PBF Energy Inc.	120,999,329	126,450,787	124,953,858	122,598,076
Conversion of PBF LLC Series A Units (Note 5)	867,024	910,457	899,519	917,991
Common stock equivalents (Note 6)	—	4,738,094	4,656,071	3,344,039
Fully-converted shares outstanding - diluted	121,866,353	132,099,338	130,509,448	126,860,106

Adjusted fully-converted net income (loss) per fully exchanged, fully diluted shares outstanding (Note 6)	$(0.40)	$4.86	$16.52	$22.84

Adjusted fully-converted net income (loss) excluding special items per fully exchanged, fully diluted shares outstanding (Note 4, 6)	$(0.41)	$4.41	$11.32	$23.36

	Three Months Ended		Year Ended
RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO INCOME (LOSS) FROM OPERATIONS EXCLUDING SPECIAL ITEMS	December 31,		December 31,
	2023	2022	2023	2022
Income (loss) from operations	$(47.2)	$955.6	$2,951.5	$4,153.2
Special Items (Note 4):
Add: LCM inventory adjustment - SBR	38.7	—	38.7	—
Add: Change in fair value of contingent consideration, net	(78.2)	(82.6)	(45.8)	48.3
Add: Gain on land sales	—	—	(1.7)	—
Add: Loss (gain) on formation of SBR equity method investment	40.6	—	(925.1)	—
Income (loss) from operations excluding special items	$(46.1)	$873.0	$2,017.6	$4,201.5

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
EBITDA RECONCILIATIONS (Note 7)
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND EBITDA EXCLUDING SPECIAL ITEMS	2023	2022	2023	2022
Net income (loss)	$(48.4)	$656.1	$2,162.0	$2,972.8
Add: Depreciation and amortization expense	139.3	138.8	571.5	511.1
Add: Interest expense, net	8.6	29.4	63.8	246.0
Add: Income tax (benefit) expense	(5.2)	268.5	723.8	584.8
EBITDA	$94.3	$1,092.8	$3,521.1	$4,314.7
Special Items (Note 4):
Add: LCM inventory adjustment - SBR	38.7	—	38.7	—
Add: Change in fair value of contingent consideration, net	(78.2)	(82.6)	(45.8)	48.3
Add: Gain on land sales	—	—	(1.7)	—
Add: Loss on extinguishment of debt	—	—	5.7	66.1
Add: Change in Tax Receivable Agreement liability	(2.0)	2.1	(2.0)	290.3
Add: Loss (gain) on formation of SBR equity method investment	40.6	—	(925.1)	—
EBITDA excluding special items	$93.4	$1,012.3	$2,590.9	$4,719.4

	Three Months Ended		Year Ended
	December 31,		December 31,
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA	2023	2022	2023	2022
EBITDA	$94.3	$1,092.8	$3,521.1	$4,314.7
Add: Stock-based compensation	23.8	29.4	51.5	54.3
Add: Change in fair value of catalyst obligations	—	1.7	(1.1)	2.0
Add: LCM inventory adjustment - SBR (Note 4)	38.7	—	38.7	—
Add: Change in fair value of contingent consideration, net (Note 4)	(78.2)	(82.6)	(45.8)	48.3
Add: Gain on land sales (Note 4)	—	—	(1.7)	—
Add: Loss on extinguishment of debt (Note 4)	—	—	5.7	66.1
Add: Change in Tax Receivable Agreement liability (Note 4)	(2.0)	2.1	(2.0)	290.3
Add: Loss (gain) on formation of SBR equity method investment (Note 4)	40.6	—	(925.1)	—
Adjusted EBITDA	$117.2	$1,043.4	$2,641.3	$4,775.7

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

	December 31,	December 31,
	2023	2022
Balance Sheet Data:
Cash and cash equivalents	$1,783.5	$2,203.6
Inventories	3,183.1	2,763.6
Total assets	14,387.8	13,549.1
Total debt	1,245.9	1,959.1
Total equity	6,631.3	5,056.0
Total equity excluding special items (Note 4, 13)	$5,557.4	$4,660.5

Total debt to capitalization ratio (Note 13)	16%	28%
Total debt to capitalization ratio, excluding special items (Note 13)	18%	30%
Net debt to capitalization ratio* (Note 13)	(9)%	(5)%
Net debt to capitalization ratio, excluding special items* (Note 13)	(11)%	(6)%
* Negative ratio exists at December 31, 2023 and December 31, 2022 as cash is in excess of debt.

SUMMARIZED STATEMENT OF CASH FLOW DATA
(Unaudited, in millions)

	Year Ended December 31,
	2023	2022
Cash flows provided by operations	$1,338.5	$4,772.0
Cash flows used in investing activities	(338.6)	(1,010.9)
Cash flows used in financing activities	(1,420.0)	(2,899.0)
Net change in cash and cash equivalents	(420.1)	862.1
Cash and cash equivalents, beginning of period	2,203.6	1,341.5
Cash and cash equivalents, end of period	$1,783.5	$2,203.6

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONSOLIDATING FINANCIAL INFORMATION (Note 8)
(Unaudited, in millions)

	Three Months Ended December 31, 2023
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$9,129.3	$96.8	$—	$(87.4)	$9,138.7
Depreciation and amortization expense	126.8	9.0	3.5	—	139.3
Income (loss) from operations (1)	26.6	54.9	(128.7)	—	(47.2)
Interest expense, net	(3.9)	(0.6)	13.1	—	8.6
Capital expenditures (2)	227.9	3.4	2.0	—	233.3

	Three Months Ended December 31, 2022
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$10,836.1	$96.9	$—	$(86.7)	$10,846.3
Depreciation and amortization expense	128.0	9.1	1.7	—	138.8
Income (loss) from operations	914.0	43.3	(1.7)	—	955.6
Interest expense, net	(0.9)	9.5	20.8	—	29.4
Capital expenditures	322.0	3.3	1.9	—	327.2

	Year Ended December 31, 2023
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$38,288.5	$384.1	$—	$(347.8)	$38,324.8
Depreciation and amortization expense	523.9	36.1	11.5	—	571.5
Income (loss) from operations (1)	2,183.6	206.1	561.8	—	2,951.5
Interest expense, net	(4.8)	2.3	66.3	—	63.8
Capital expenditures (2)	1,152.9	11.9	8.8	—	1,173.6

	Year Ended December 31, 2022
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$46,780.6	$369.3	$—	$(319.6)	$46,830.3
Depreciation and amortization expense	466.9	36.7	7.5	—	511.1
Income (loss) from operations	4,466.4	183.7	(496.9)	—	4,153.2
Interest expense, net	10.9	39.5	195.6	—	246.0
Capital expenditures	994.9	7.9	8.1	—	1,010.9

	Balance at December 31, 2023
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets (3)	$12,590.6	$816.8	$1,024.1	$(43.7)	$14,387.8

	Balance at December 31, 2022
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets	$12,587.9	$863.1	$136.3	$(38.2)	$13,549.1

(1) Income from operations within Corporate for the three months and year ended December 31, 2023 includes a loss of $40.6 million and a gain of $925.1 million, respectively, associated with the formation of the SBR equity method investment.

(2) For the three months ended and year ended December 31, 2023, the Company’s refining segment includes $12.4 million and $312.7 million, respectively, of capital expenditures related to the construction of the biorefinery co-located with the Chalmette refinery in Louisiana (the “Renewable Diesel Facility”). For the three months and year ended December 31, 2022, the Company’s refining segment included $141.2 million and $336.2 million, respectively, of capital expenditures related to the construction of the Renewable Diesel Facility.
(3) Corporate assets include our Equity method investment in SBR of $881.0 million.

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
MARKET INDICATORS AND KEY OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Market Indicators (dollars per barrel) (Note 9)	2023	2022	2023	2022
Dated Brent crude oil	$84.24	$88.93	$82.64	$101.27
West Texas Intermediate (WTI) crude oil	$78.60	$82.82	$77.67	$94.58
Light Louisiana Sweet (LLS) crude oil	$81.13	$85.47	$80.14	$96.81
Alaska North Slope (ANS) crude oil	$84.23	$87.89	$82.36	$98.76
Crack Spreads:
Dated Brent (NYH) 2-1-1	$22.98	$46.68	$29.67	$40.26
WTI (Chicago) 4-3-1	$11.83	$28.32	$23.71	$31.56
LLS (Gulf Coast) 2-1-1	$19.82	$36.90	$29.13	$37.56
ANS (West Coast-LA) 4-3-1	$25.13	$33.11	$36.88	$41.64
ANS (West Coast-SF) 3-2-1	$25.96	$33.85	$36.89	$41.89
Crude Oil Differentials:
Dated Brent (foreign) less WTI	$5.64	$6.11	$4.97	$6.68
Dated Brent less Maya (heavy, sour)	$12.11	$17.42	$13.71	$13.95
Dated Brent less WTS (sour)	$5.79	$7.26	$4.99	$6.98
Dated Brent less ASCI (sour)	$6.11	$10.06	$5.73	$9.68
WTI less WCS (heavy, sour)	$23.54	$29.30	$18.32	$21.30
WTI less Bakken (light, sweet)	$1.48	$(3.94)	$(1.28)	$(4.05)
WTI less Syncrude (light, sweet)	$4.78	$(1.38)	$(0.91)	$(3.04)
WTI less LLS (light, sweet)	$(2.53)	$(2.65)	$(2.48)	$(2.22)
WTI less ANS (light, sweet)	$(5.63)	$(5.07)	$(4.70)	$(4.17)
Effective RIN basket price	$4.78	$8.54	$7.02	$7.66
Natural gas (dollars per MMBTU)	$2.92	$6.09	$2.66	$6.54

Key Operating Information
Production (barrels per day ("bpd") in thousands)	884.9	947.5	918.3	937.1
Crude oil and feedstocks throughput (bpd in thousands)	878.2	939.0	909.4	925.1
Total crude oil and feedstocks throughput (millions of barrels)	80.8	86.4	329.0	337.7
Consolidated gross margin per barrel of throughput	$1.04	$11.22	$7.29	$13.85
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$9.88	$19.78	$16.07	$22.00
Refinery operating expense, per barrel of throughput (Note 11)	$7.98	$7.71	$7.85	$7.39
Crude and feedstocks (% of total throughput) (Note 12)
Heavy	25%	30%	27%	32%
Medium	39%	38%	35%	36%
Light	18%	18%	20%	18%
Other feedstocks and blends	18%	14%	18%	14%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput)
Gasoline and gasoline blendstocks	46%	47%	47%	47%
Distillate and distillate blendstocks	34%	35%	34%	35%
Lubes	1%	1%	1%	1%
Chemicals	1%	1%	1%	1%
Other	19%	17%	18%	17%
Total yield	101%	101%	101%	101%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Supplemental Operating Information - East Coast Refining System (Delaware City and Paulsboro)
Production (bpd in thousands)	325.7	323.6	324.0	298.7
Crude oil and feedstocks throughput (bpd in thousands)	329.2	326.1	327.6	300.3
Total crude oil and feedstocks throughput (millions of barrels)	30.3	30.0	116.7	109.6
Gross margin per barrel of throughput	$4.63	$17.58	$6.73	$14.69
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$11.29	$25.02	$13.82	$22.20
Refinery operating expense, per barrel of throughput (Note 11)	$5.35	$6.21	$5.69	$6.19
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	22%	16%	16%	22%
Medium	42%	57%	42%	50%
Light	12%	8%	17%	8%
Other feedstocks and blends	24%	19%	25%	20%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	40%	39%	39%	39%
Distillates and distillate blendstocks	35%	36%	35%	37%
Lubes	2%	2%	2%	2%
Chemicals	1%	1%	1%	1%
Other	21%	21%	22%	20%
Total yield	99%	99%	99%	99%

Supplemental Operating Information - Mid-Continent (Toledo)
Production (bpd in thousands)	143.0	137.9	138.6	151.0
Crude oil and feedstocks throughput (bpd in thousands)	140.4	136.0	136.4	148.5
Total crude oil and feedstocks throughput (millions of barrels)	13.0	12.5	49.8	54.2
Gross margin per barrel of throughput	$(1.08)	$10.82	$3.82	$12.93
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$6.94	$19.53	$12.47	$20.93
Refinery operating expense, per barrel of throughput (Note 11)	$6.48	$6.97	$7.01	$6.40
Crude and feedstocks (% of total throughput) (Note 12):
Medium	42%	38%	39%	36%
Light	54%	58%	59%	61%
Other feedstocks and blends	4%	4%	2%	3%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	52%	50%	50%	51%
Distillate and distillate blendstocks	40%	36%	37%	36%
Chemicals	4%	3%	4%	5%
Other	6%	12%	11%	10%
Total yield	102%	101%	102%	102%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Supplemental Operating Information - Gulf Coast (Chalmette)
Production (bpd in thousands)	175.8	168.5	175.9	183.2
Crude oil and feedstocks throughput (bpd in thousands)	174.0	167.6	174.2	180.7
Total crude oil and feedstocks throughput (millions of barrels)	15.9	15.4	63.5	65.9
Gross margin per barrel of throughput	$4.72	$7.17	$8.95	$11.39
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$10.89	$14.22	$15.36	$18.16
Refinery operating expense, per barrel of throughput (Note 11)	$5.31	$5.78	$5.52	$5.71
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	9%	14%	15%	14%
Medium	46%	31%	39%	40%
Light	21%	35%	26%	29%
Other feedstocks and blends	24%	20%	20%	17%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	50%	47%	47%	44%
Distillate and distillate blendstocks	32%	34%	34%	36%
Chemicals	1%	1%	1%	1%
Other	18%	19%	19%	20%
Total yield	101%	101%	101%	101%

Supplemental Operating Information - West Coast (Torrance and Martinez)
Production (bpd in thousands)	240.4	317.5	279.8	304.2
Crude oil and feedstocks throughput (bpd in thousands)	234.6	309.3	271.2	295.6
Total crude oil and feedstocks throughput (millions of barrels)	21.6	28.5	99.0	108.0
Gross margin per barrel of throughput	$(8.12)	$4.96	$6.45	$13.02
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$8.93	$17.38	$20.99	$24.67
Refinery operating expense, per barrel of throughput (Note 11)	$14.56	$10.67	$12.30	$10.14
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	55%	67%	60%	68%
Medium	29%	21%	22%	19%
Light	1%	—%	1%	—%
Other feedstocks and blends	15%	12%	17%	13%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	47%	54%	56%	56%
Distillate and distillate blendstocks	31%	35%	30%	32%
Other	24%	14%	17%	15%
Total yield	102%	103%	103%	103%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
GROSS REFINING MARGIN / GROSS REFINING MARGIN PER BARREL OF THROUGHPUT (Note 10)
(Unaudited, in millions, except per barrel amounts)

	Three Months Ended		Three Months Ended
	December 31, 2023		December 31, 2022
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$9,138.7	$113.14	$10,846.3	$125.55
Less: Cost of sales	9,054.7	112.10	9,877.2	114.33
Consolidated gross margin	$84.0	$1.04	$969.1	$11.22
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$84.0	$1.04	$969.1	$11.22
Add: PBFX operating expense	30.5	0.38	33.5	0.38
Add: PBFX depreciation expense	9.0	0.11	9.1	0.11
Less: Revenues of PBFX	(96.8)	(1.20)	(96.9)	(1.12)
Add: Refinery operating expense	645.1	7.98	666.1	7.71
Add: Refinery depreciation expense	126.8	1.57	128.0	1.48
Gross refining margin	$798.6	$9.88	$1,708.9	$19.78
Gross refining margin excluding special items	$798.6	$9.88	$1,708.9	$19.78

	Year Ended		Year Ended
	December 31, 2023		December 31, 2022
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$38,324.8	$116.48	$46,830.3	$138.69
Less: Cost of sales	35,926.2	109.19	42,151.7	124.84
Consolidated gross margin	$2,398.6	$7.29	$4,678.6	$13.85
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$2,398.6	$7.29	$4,678.6	$13.85
Add: PBFX operating expense	131.9	0.40	121.4	0.36
Add: PBFX depreciation expense	36.1	0.11	36.7	0.11
Less: Revenues of PBFX	(384.1)	(1.17)	(369.3)	(1.09)
Add: Refinery operating expense	2,581.3	7.85	2,495.6	7.39
Add: Refinery depreciation expense	523.9	1.59	466.9	1.38
Gross refining margin	$5,287.7	$16.07	$7,429.9	$22.00
Gross refining margin excluding special items	$5,287.7	$16.07	$7,429.9	$22.00

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
FOOTNOTES TO EARNINGS RELEASE TABLES

(1) Adjusted fully-converted information is presented in this table as management believes that these Non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to investors to compare our results across the periods presented and facilitates an understanding of our operating results. We also use these measures to evaluate our operating performance. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The differences between adjusted fully-converted and GAAP results are explained in footnotes 2 through 6.

(2) Represents the elimination of the noncontrolling interest associated with the ownership by the members of PBF Energy Company LLC ("PBF LLC") other than PBF Energy Inc., as if such members had fully exchanged their PBF LLC Series A Units for shares of PBF Energy Class A common stock.

(3) Represents an adjustment to reflect PBF Energy’s annualized statutory corporate tax rate of approximately 26.0% and 25.9% for the 2023 and 2022 periods, respectively, applied to net income attributable to noncontrolling interest for all periods presented. The adjustment assumes the full exchange of existing PBF LLC Series A Units as described in footnote 2.

(4) The Non-GAAP measures presented include adjusted fully-converted net income (loss) excluding special items, income (loss) from operations excluding special items, EBITDA excluding special items and gross refining margin excluding special items. Special items for the periods presented relate to our share of the SBR LCM inventory reserve, net changes in fair value of contingent consideration, loss on extinguishment of debt and costs associated with the early termination of the Inventory Intermediation Agreement, changes in the Tax Receivable Agreement liability, gain on land sale, changes in our gain on the formation of the SBR equity method investment, and a net tax benefit on remeasurement of deferred tax assets, all as discussed further below. Additionally, the cumulative effects of all current and prior period special items on equity are shown in footnote 13.

Although we believe that Non-GAAP financial measures excluding the impact of special items provide useful supplemental information to investors regarding the results and performance of our business and allow for useful period-over-period comparisons, such Non-GAAP measures should only be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

Special Items:
Lower of cost or market ("LCM") Adjustment is a GAAP requirement related to inventory valuation that mandates inventory to be stated at the lower of cost or market.
SBR LCM inventory adjustment - For 2023, an LCM write down of $77.4 million is included in SBR’s results of operations. Our Equity loss in investee includes our 50% share of this adjustment. This LCM write-down decreased PBF Energy's income from operations and net income by $38.7 million and $28.6 million, respectively.

Change in fair value of contingent consideration, net - During the three months and year ended December 31, 2023, we recorded net changes in fair value of contingent consideration related to the earn-out liability associated with the acquisition of the Martinez refinery (the "Martinez Contingent Consideration"). These changes in estimate increased income from operations by $78.2 million and $45.8 million ($57.9 million and $33.9 million, net of tax) for the three months and year ended December 31, 2023, respectively. During the three months and year ended December 31, 2022, we recorded net changes in fair value of the Martinez Contingent Consideration, offset by the recognition of contingent assets associated with this acquisition. These changes in estimate increased income from operations by $82.6 million ($61.2 million, net of tax) for the three months ended December 31, 2022 and decreased income from operations by $48.3 million ($35.8 million, net of tax) for the year ended December 31, 2022.

Loss on extinguishment of debt and termination of Inventory Intermediation Agreement - During the year ended December 31, 2023, we recorded a pre-tax loss on extinguishment of debt related to the redemption of our 7.25% senior unsecured notes due 2025 (the "2025 Senior Notes") and the amendment and restatement of the Revolving Credit Facility, which decreased income before income taxes and net income by $5.7 million and $4.2 million, respectively. During the year ended December 31, 2022, we recorded a net pre-tax loss on the extinguishment of debt related to the redemption of our 9.25% senior secured notes due 2025 (the "2025 Senior Secured Notes"), partially offset by the gain recognized on the repurchase of a portion of each of the 6.00% senior unsecured notes due 2028 (the "2028 Senior Notes") and the 2025 Senior Notes. These nonrecurring charges decreased income before income taxes and net income by $66.1 million and $49.0 million, respectively.

During the year ended December 31, 2023, in conjunction with the early termination of the Third Inventory Intermediation Agreement, we incurred certain one-time exit costs, which decreased income before income taxes and net income by $13.5 million and $10.0 million, respectively. These costs are included within Interest expense, net, in our Consolidated Statement of Operations.

Gain on land sales - During the year ended December 31, 2023, we recorded a gain on the sale of a separate parcel of real property acquired as part of the Torrance refinery, but not part of the refinery itself, which increased income from operations and net income by $1.7 million and $1.3 million, respectively. There were no such gains in all other periods presented.

Loss (gain) on formation of SBR equity method investment - During the three months ended December 31, 2023, we recorded a decrease to the gain associated with the formation of the SBR equity method investment, which decreased income from operations and net income by $40.6 million and $30.0 million, respectively. During the year ended December 31, 2023, we recorded a net gain resulting from the difference between the carrying value and the fair value of the assets associated with the business contributed to SBR, which increased income from operations and net income by $925.1 million and $684.6 million, respectively. There was no such gains in any other periods presented.

Change in Tax Receivable Agreement liability - During the three months and year ended December 31, 2023, we recorded a change in the Tax Receivable Agreement liability that increased income before income taxes and net income by $2.0 million and $1.5 million, respectively. During the three months and year ended December 31, 2022, we recorded a change in the Tax Receivable Agreement liability that decreased income before income taxes by $2.1 million and $290.3 million ($1.6 million and $215.1 million, net of tax), respectively. The changes in the Tax Receivable Agreement liability reflect charges or benefits attributable to changes in PBF Energy’s obligation under the Tax Receivable Agreement, inclusive of factors out of our control such as changes in tax rates, as well as periodic adjustments to our liability based, in part, on an updated estimate of the amounts that we expect to pay, using assumptions consistent with those used in our concurrent estimate of the deferred tax asset valuation allowance.

Net Tax Benefit on Remeasurement of Deferred Tax Assets - The deferred tax valuation allowance was reduced to zero as of December 31, 2022, therefore, there was no impact to our financial statements related to the remeasurement of deferred tax assets as of December 31, 2023. During the year ended December 31, 2022, we recorded a decrease to our deferred tax valuation allowance of $308.5 million (reducing our deferred tax valuation allowance to zero), of which $233.8 million related to a tax benefit with respect to the remeasurement of deferred tax assets and the balance related to our net changes in the Tax Receivable Agreement liability. The deferred tax valuation allowance is recorded in accordance with ASC 740, Income Taxes. There were no such benefits or expenses in all other periods presented.

Recomputed Income Tax on Special Items - The income tax impact on special items, other than the net tax benefit special item discussed above, was calculated using the tax rates shown in footnote 3 above.

(5) Represents an adjustment to weighted-average diluted shares outstanding to assume the full exchange of existing PBF LLC Series A Units as described in footnote 2 above.

(6) Represents weighted-average diluted shares outstanding assuming the conversion of all common stock equivalents, including options and warrants for PBF LLC Series A Units and performance share units and options for shares of PBF Energy Class A common stock as calculated under the treasury stock method (to the extent the impact of such exchange would not be anti-dilutive) for the three months and years ended December 31, 2023 and 2022, respectively. Common stock equivalents exclude the effects of performance share Units and options and warrants to purchase 5,526,057 and 18,431 shares of PBF Energy Class A common stock and PBF LLC Series A Units because they are anti-dilutive for the three months and year ended December 31, 2023, respectively. Common stock equivalents exclude the effects of performance share Units and options and warrants to purchase 22,000 and 3,877,035 shares of PBF Energy Class A common stock and PBF LLC Series A Units because they are anti-dilutive for the three months and year ended December 31, 2022, respectively. For periods showing a net loss, all common stock equivalents and unvested restricted stock are considered anti-dilutive.

(7) Earnings before Interest, Income Taxes, Depreciation and Amortization ("EBITDA") and Adjusted EBITDA are supplemental measures of performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA is defined as EBITDA before adjustments for items such as stock-based compensation expense, change in the fair value of catalyst obligations, changes in the Tax Receivable Agreement liability due to factors out of our control such as changes in tax rates, net change in the fair value of contingent consideration, gain on land sale, loss on extinguishment of debt, changes in the gain on the formation of the SBR equity method investment and certain other non-cash items. We use these Non-GAAP financial measures as a supplement to our GAAP results in order to provide additional metrics on factors and trends affecting our business. EBITDA and Adjusted EBITDA are measures of operating performance that are not defined by GAAP and should not be considered substitutes for net income as determined in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they are not necessarily comparable to other similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(8) We operate in two reportable segments: Refining and Logistics. Our operations that are not included in the Refining and Logistics segments are included in Corporate. As of December 31, 2023, the Refining segment includes the operations of our oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey, Toledo, Ohio, Chalmette, Louisiana, Torrance, California and Martinez, California. The Logistics segment includes the operations of PBF Logistics LP ("PBFX"), an indirect wholly-owned subsidiary of PBF Energy and PBF LLC, which owns or leases, operates, develops and acquires crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX's assets primarily consist of rail and truck terminals and unloading racks, storage facilities and pipelines, a substantial portion of which were acquired from or contributed by PBF LLC and are located at, or nearby, our refineries. PBFX provides various rail, truck and marine terminaling services, pipeline transportation services and storage services to PBF Holding and/or its subsidiaries and third party customers through fee-based commercial agreements.

PBFX currently does not generate significant third party revenue and intersegment related-party revenues are eliminated in consolidation. From a PBF Energy perspective, our chief operating decision maker evaluates the Logistics segment as a whole without regard to any of PBFX’s individual operating segments.

(9) As reported by Platts, a division of The McGraw-Hill Companies. Effective RIN basket price is recalculated based on information as reported by Argus.

(10) Gross refining margin and gross refining margin per barrel of throughput are Non-GAAP measures because they exclude refinery operating expenses, depreciation and amortization and gross margin of PBFX. Gross refining margin per barrel is gross refining margin, divided by total crude and feedstocks throughput. We believe they are important measures of operating performance and provide useful information to investors because gross refining margin per barrel is a helpful metric comparison to the industry refining margin benchmarks shown in the Market Indicators Tables, as the industry benchmarks do not include a charge for refinery operating expenses and depreciation. Other companies in our industry may not calculate gross refining margin and gross refining margin per barrel in the same manner. Gross refining margin and gross refining margin per barrel of throughput have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(11) Represents refinery operating expenses, including corporate-owned logistics assets, excluding depreciation and amortization, divided by total crude oil and feedstocks throughput.

(12) We define heavy crude oil as crude oil with American Petroleum Institute (API) gravity less than 24 degrees. We define medium crude oil as crude oil with API gravity between 24 and 35 degrees. We define light crude oil as crude oil with API gravity higher than 35 degrees.

(13) The total debt to capitalization ratio is calculated by dividing total debt by the sum of total debt and total equity. This ratio is a measurement that management believes is useful to investors in analyzing our leverage. Net debt and the net debt to capitalization ratio are Non-GAAP measures. Net debt is calculated by subtracting cash and cash equivalents from total debt. We believe these measurements are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire or pay down our debt. Additionally, we have also presented the total debt to capitalization and net debt to capitalization ratios excluding the cumulative effects of special items on equity.

	December 31,	December 31,
	2023	2022
	(in millions)
Total debt	$1,245.9	$1,959.1
Total equity	6,631.3	5,056.0
Total capitalization	$7,877.2	$7,015.1

Total debt	$1,245.9	$1,959.1
Total equity excluding special items	5,557.4	4,660.5
Total capitalization excluding special items	$6,803.3	$6,619.6

Total equity	$6,631.3	$5,056.0
Special Items (Note 4)
Add: LCM inventory adjustment - SBR	38.7	—
Add: Net changes in fair value of contingent consideration	(58.8)	(13.0)
Add: Gain on land sales	(89.5)	(87.8)
Add: Gain on formation of SBR equity method investment	(925.1)	—
Add: Loss on extinguishment of debt and termination of Inventory Intermediation Agreement	53.1	33.9
Add: Change in Tax Receivable Agreement liability	(327.3)	(325.3)
Add: Cumulative historical equity adjustments (a)	(130.2)	(130.2)
Less: Recomputed income tax on special items	365.2	126.9
Net impact of special items to equity	(1,073.9)	(395.5)
Total equity excluding special items	$5,557.4	$4,660.5

Total debt	$1,245.9	$1,959.1
Less: Cash and cash equivalents	1,783.5	2,203.6
Net debt	$(537.6)	$(244.5)

Total debt to capitalization ratio	16%	28%
Total debt to capitalization ratio, excluding special items	18%	30%
Net debt to capitalization ratio*	(9)%	(5)%
Net debt to capitalization ratio, excluding special items*	(11)%	(6)%
* Negative ratio exists at December 31, 2023 and December 31, 2022 as cash is in excess of debt.

(a) Refer to the Company's 2022 Annual Report on Form 10-K ("Notes to Non-GAAP Financial Measures" within Management's Discussion and Analysis of Financial Condition and Results of Operations) for a listing of special items included in cumulative historical equity adjustments prior to 2023.